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                                                                       EXHIBIT 8

                         PITNEY, HARDIN, KIPP & SZUCH
                                P.O. BOX 1945
                      MORRISTOWN, NEW JERSEY 07962-1945
                                (201) 966-6300
                           FACSIMILE (201) 966-1550
                                                                 October 4, 1994

Valley National Bancorp
1445 Valley Road
Wayne, New Jersey 07470
Attn: Mr. Gerald H. Lipkin, Chairman
      and Chief Executive Officer

Rock Financial Corporation
350 Park Avenue
North Plainfield, New Jersey 07060
Attn: Alan D. Lipsky, President
      and Chief Executive Officer

           RE: MERGERS OF ROCK FINANCIAL CORPORATION INTO VALLEY
               NATIONAL BANCORP AND ROCKBANK INTO VALLEY NATIONAL BANK

Gentlemen:

     We have represented Valley National Bancorp ("Valley"), a New Jersey Corporation which is a registered bank holding company, and Valley National Bank ("VNB"), a federally chartered commercial banking corporation which is a wholly owned subsidiary of Valley, in connection with the proposed merger of Rock Financial Corporation ("Rock"), a New Jersey corporation which is a registered bank holding company, into Valley (the "Merger") and the proposed merger of RockBank (the "Bank"), a New Jersey chartered commercial banking corporation which is a wholly owned subsidiary of Rock, into VNB (the "Bank Merger")(the "Merger" and the "Bank Merger," together, the "Mergers"). The foregoing merger transactions shall be effected pursuant to the provisions of an Agreement and Plan of Merger dated as of August 26, 1994 by and among Valley, VNB, Rock and the Bank (the "Merger Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

     In connection with such representation, we have reviewed the Registration Statement (Form S-4) filed with the Securities Exchange Commission on October 4, 1994 pertaining to the Mergers (the "Registration Statement"), and, in our opinion, the information included in the section of the Registration Statement captioned "Federal Income Tax Consequences" accurately describes the material federal income tax consequences of such transactions. In addition, annexed hereto is a form of opinion of this firm regarding federal income tax matters applicable to the Mergers (the "Closing Tax Opinion"), the delivery of which is a condition precedent to the consummation of the Mergers pursuant to the Merger Agreement. At this time, we expect to deliver such opinion at the closing of the Mergers.

     We hereby consent to our being designated as an expert in the Registration Statement with respect to the federal income tax consequences of the Mergers and to the inclusion of this letter as an exhibit to the Registration Statement.

                                        Very truly yours,


                                             /s/ PITNEY, HARDIN, KIPP & SZUCH
                                             --------------------------------
                                             PITNEY, HARDIN, KIPP & SZUCH

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                           [Effective Date of Merger]

Valley National Bancorp
1445 Valley Road
Wayne, New Jersey 07470
Attn: Mr. Gerald H. Lipkin, Chairman
      and Chief Executive Officer

Rock Financial Corporation
350 Park Avenue
North Plainfield, New Jersey 07060
Attn: Alan D. Lipsky, President
      and Chief Executive Officer

           RE: MERGERS OF ROCK FINANCIAL CORPORATION INTO VALLEY NATIONAL
               BANCORP AND ROCKBANK INTO VALLEY NATIONAL BANK

Gentlemen:

     We have represented Valley National Bancorp ("Valley"), a New Jersey corporation which is a registered bank holding company, and Valley National Bank ("VNB"), a federally chartered commercial banking corporation which is a wholly owned subsidiary of Valley, in connection with the proposed merger of Rock Financial Corporation ("Rock"), a New Jersey corporation which is a registered bank holding company, into Valley (the "Merger") and the proposed merger of RockBank (the "Bank"), a New Jersey chartered commercial banking corporation which is a wholly owned subsidiary of Rock, into VNB (the "Bank Merger"). The foregoing merger transactions shall be effected pursuant to the provisions of an Amended and Restated Agreement and Plan of Merger dated as of August 26, 1994 by and among Valley, VNB, Rock and the Bank (the "Merger Agreement"). This opinion is delivered pursuant to Section 6.1(d) of the Merger Agreement. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

     Pursuant to the Merger Agreement, at the Effective Time the Merger shall be effected by the merger of Rock into Valley pursuant to New Jersey law, with Valley surviving, and immediately after the Effective Time, the Bank Merger shall be effected by the merger of the Bank into VNB pursuant to federal and New Jersey law, with VNB surviving.

     Pursuant to the Merger Agreement, at the Effective Time, each share of Rock Common Stock shall be converted into the right to receive 1.85 (the "Exchange Ratio") shares of Valley Common Stock. No fractional shares of Valley Common Stock shall be issued, and in lieu thereof, any holder of Rock Common Stock who otherwise would be entitled to receive a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price.

     At the Effective Time, each unexercised Rock Option shall be converted, at the election of the holder thereof, as follows provided that only an optionee who is an employee of Rock or the Bank at the Effective Time and who will become an employee of Valley or VNB immediately after the Effective Time shall be entitled to select option (i):

        (i) into an option to purchase Valley Common Stock, wherein (x) the right to purchase shares of Rock Common Stock pursuant to the Rock Option shall be converted into the right to purchase that same number of shares of Valley Common Stock multiplied by the Exchange Ratio, (y) the option exercise price per share of Valley Common Stock shall be the previous option exercise price per share of the Rock Common Stock divided by the Exchange Ratio and (z) in all other material respects the option shall be subject to the same terms and conditions as governed by the Rock Option on which it was based, including the length of time within which the option may be exercised; or
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Valley National Bancorp
Page 2
          , 1994

        (ii) if the Rock Option is fully vested at the Closing, into the right to receive immediately after the Effective Time a number of shares of Valley Common Stock equal to the excess of (x) the sum determined by multiplying (A) the number of shares of Rock Common Stock covered by the Rock Option, times (B) the Exchange Ratio, times (C) the Average Closing Price, over (y) the aggregate exercise price for the Rock Option.

No fractional shares of Valley Common Stock will be issued in conversion of the Rock Options and, in lieu thereof, each optionee who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price.

     Immediately after the Effective Time, the Bank Merger will be effected without the issuance of any additional stock of VNB.

     In addition to the foregoing facts, on the date hereof, you have delivered certificates in which you have made the following additional representations in regard to the Merger and the Bank Merger and have authorized us to rely on such representations in expressing the within opinions:

     1. The fair market value of the Valley Common Stock received by each Rock shareholder in connection with the Merger will be approximately equal to the fair market value of the Rock Common Stock surrendered in the transaction.

     2. To the best knowledge of the management of Rock, there is no plan or intention on the part of the shareholders of Rock on the date hereof to sell, exchange or otherwise dispose of a number of shares of Valley Common Stock received in the Merger that would reduce such Rock shareholders' ownership of Valley Common Stock to a number of shares having a value, as of the date of the Merger, of less than 45 percent of the value of all of the formerly outstanding Rock Common Stock as of the same date. For purposes of this representation, shares of Rock Common Stock exchanged for cash in lieu of fractional shares of Valley Common Stock will be treated as outstanding Rock Common Stock on the date of the Merger. In valuing the formerly outstanding Rock Common Stock as of the date of the Merger, there shall be taken into account the amount of any distribution made to its shareholders in cash or property made by reason of or in connection with the Merger. In addition, and not in limitation of the foregoing, Rock has considered, in making this representation, any shares of Rock Common Stock that have been sold, redeemed or otherwise disposed of by shareholders who own 5 percent or more of Rock Common Stock, or by shareholders who are officers or directors of Rock, after the announcement of the Merger and prior to the Effective Time to the extent the management of Rock has knowledge on the date hereof of any such sales, redemptions or dispositions.

     3. Following the Merger, Valley will not issue additional shares of its stock that would result in the present shareholders of Valley losing control of Valley within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"). (Hereafter, "Section" references shall be references to Sections of the Code.).

     4. None of the compensation received by any shareholder-employees of Rock will be separate consideration for, or allocable to, any of their shares of Rock Common Stock.

     5. Valley has no plan or intention to reacquire any of its stock issued in the Merger.

     6. Valley has no plan or intention to liquidate, to sell or otherwise dispose of any of the assets of Rock acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C).

     7. The payment of cash in lieu of fractional shares of Valley Common Stock is solely for the purpose of avoiding the expense and inconvenience to Valley of issuing fractional shares of Valley Common Stock and does not represent separately bargained for consideration.

     8. The liabilities of Rock assumed by Valley (if any) and the liabilities to which the transferred assets of Rock are subject (if any) were incurred by Rock in the ordinary course of its business.
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Valley National Bancorp
Page 3
          , 1994

     9. Following the Merger, Valley will continue the historic business of Rock or use a significant portion of Rock's historic business assets in a business.

     10. There is no intercorporate indebtedness existing between Rock, Valley and VNB and/or the Bank that was issued, acquired, or will be settled at a discount.

     11. No parties to the Merger or the Bank Merger are investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv).

     12. Rock and the Bank are not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

     13. The fair market value of the aggregate assets of Rock transferred to Valley in the Merger will equal or exceed the sum of the liabilities assumed by Valley plus the amount of liabilities, if any, to which the transferred assets are subject.

     14. As of the effective date of the Bank Merger, Valley will own all of the issued and outstanding capital stock of the Bank (at least 95% of which it acquired in the Merger) and Valley owns all of the issued and outstanding capital stock of VNB.

     15. There is no plan or intention on the part of Valley on the date hereof to sell, exchange or otherwise dispose of any capital stock of VNB or to permit VNB to issue additional shares of VNB's capital stock to any party other than Valley.

     16. VNB has no plan or intention to liquidate, sell or otherwise dispose of any of the assets of the Bank acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(c).

     17. The liabilities of the Bank assumed by VNB (if any) and the liabilities to which the transferred assets of the Bank are subject (if any) were incurred by the Bank in the ordinary course of its business.

     18. Following the Bank Merger, VNB will continue the historic business of the Bank or use a significant portion of the Bank's historic business assets in a business.

     19. The fair market value of the aggregate assets of the Bank transferred to VNB in the Bank Merger will equal or exceed the sum of the liabilities assumed by VNB plus the amount of liabilities, if any, to which the transferred assets are subject.

     As counsel to Valley and VNB, we have examined the Merger Agreement and copies of ancillary agreements, certificates, instruments and documents pertaining to the Merger and the Bank Merger delivered by the parties thereto. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us. As to any facts material to our opinions expressed herein, we have relied on representations of the parties to the Merger and the Bank Merger without undertaking to verify the same by independent investigation. The within opinions are based on our analysis of the Code, Treasury Regulations promulgated thereunder, and relevant interpretive authorities as in effect on the date hereof.

     Based on the foregoing, we are of the opinion that:

     1. The Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A). Valley and Rock each are a "party to a reorganization" within the meaning of Section 368(b)(2).

     2. No gain or loss will be recognized by Valley or Rock in connection with the Merger. Sections 361(a) and 1032.

     3. No gain or loss will be recognized by the shareholders of Rock whose Rock Common Stock is converted solely into Valley Common Stock in connection with the Merger. Section 354(a).

     4. Rock shareholders receiving cash in the exchange in lieu of fractional shares of Valley Common Stock will be treated as if such fractional shares had been received from Valley and then subsequently redeemed by
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Valley National Bancorp
Page 4
          , 1994

Valley. The cash received by the Rock shareholders in lieu of fractional shares will be treated as having been received as full payment in exchange for the fractional shares deemed to have been redeemed as provided in Section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116, Rev. Proc. 77-41, 1977-2 C.B. 574.
Accordingly, such shareholders will recognize gain or loss on the receipt of such cash measured by the difference between the amount of such cash and the respective adjusted basis of such shareholders in their fractional shares of Valley Common Stock considered to have been redeemed.

     5. The basis of any Valley Common Stock received by a shareholder of Rock in connection with the Merger shall equal the adjusted basis of the shareholder's Rock Common Stock converted in the transaction, reduced by the amount of cash received, if any, on the conversion, and increased by the amount of gain recognized, if any, on the conversion (whether characterized as dividend as capital gain income).

     6. The holding period of the Valley Common Stock received by the shareholders of Rock in connection with the Merger will include the period during which their Rock Common Stock converted in the transaction was held, provided such stock was held as a capital asset on the date of the Merger.
Section 1223(1).

     7. The Bank Merger qualifies as a "reorganization" within the meaning of
Section 368(a)(1)(A). VNB and the Bank each are a "party to a reorganization" within the meaning of Section 368(b)(2).

     8. No gain or loss will be recognized by VNB or the Bank in connection with the Bank Merger. Section 361(a).

     9. No gain or loss will be recognized on a substitution of Valley Common Stock options for Rock Common Stock options, provided the excess of the aggregate fair market value of the Valley Common Stock subject to the options over the aggregate option price for such shares is not greater than the excess of the aggregate fair market value of the Rock Common Stock subject to the aggregate options over the option price for such shares immediately prior to the substitution, and further provided that no additional benefits are conferred upon the holders of the new options. Those holders of incentive stock options who receive cash or Valley Common Stock in cancellation of their Rock Common Stock options will be treated as having received compensation taxable as ordinary income equal to the amount by which the amount of cash or the value of the Valley Common Stock received exceeds their adjusted basis in their incentive stock options, if any.

                                          Very truly yours,

                                          PITNEY, HARDIN, KIPP & SZUCH